SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)

                    AMERICA'S SENIOR FINANCIAL SERVICES, INC.
                    -----------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    03061V101
                                    ---------
                                 (CUSIP Number)

                                January 29, 2001
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

CUSIP NO. 03061V101                                                          13G

1        NAME OF REPORTING PERSON
         SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         Fennell Avenue LLC
--------------------------------------------------------------------------------

2        CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)|_|
                                                                          (b)|X|
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3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF      5        SOLE VOTING POWER
  SHARES
BENFICIALLY              1,250,000 (see Note A)
  OWNED BY      ----------------------------------------------------------------
     EACH       6        SHARED VOTING POWER
 REPORTING
   PERSON                N/A
     WITH       ----------------------------------------------------------------
                7        SOLE DISPOSITIVE POWER

                         1,250,000 (see Note A)
                ----------------------------------------------------------------
                8        SHARED DISPOSITIVE POWER

                         N/A
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

         1,250,000 (see Note A)
--------------------------------------------------------------------------------
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES *

         |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.7% (see Note A)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO (see Note A)
--------------------------------------------------------------------------------

ITEM 1 (a) NAME OF ISSUER

           America's Senior Financial Services, Inc.

       (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           9501 NE 2nd Avenue, Suite 3
           Miami Shore, Florida 33138

ITEM 2 (a) NAME OF PERSON FILING

           Fennell Avenue LLC

       (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           c/o Corporate Centre
           Windward One
           West Bay Road
           PO Box 31106 SMB
           Grand Cayman, Cayman Islands

        (c) CITIZENSHIP

            Cayman Islands

        (d) TITLE OF CLASS OF SECURITIES

            Common Stock, $.001 par value

      (e)   CUSIP NUMBER

            03061V101

ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under section 15 of the Act

      (b)   |_| Bank as defined in section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in section 3(a)(19) of the Act

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box  |X|

ITEM 4 OWNERSHIP

      (a)   Amount beneficially owned:

               1,250,000     (see Note A)

      (b)   Percent of class:

                     9.7%    (see Note A)

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      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote:

                         1,250,000 (see Note A)

            (ii) Shared power to vote or to direct the vote: N/A

            (iii) Sole power to dispose or to direct the disposition of:

                         1,250,000 (see Note A)

            (iv) Shared power to dispose or to direct the disposition of: N/A

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

      N/A

ITEM 10 CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        November 1, 2001
                                        ----------------
                                             (Date)

                                        Fennell Avenue LLC
                                        (Signature) [ILLEGIBLE]

                                        By: Navigator Management Ltd. - Director

                                        By: David Sims
                                           -----------

                                        Its: Director
                                            ----------

                                     NOTE A

The Reporting Person received 1,250,000 shares of Common Stock of the Company pursuant to a Settlement Agreement and Release approved by the United States District Court for the Southern District of New York on January 29, 2001. A copy of such Settlement Agreement and Release is annexed to the Company's Form 8-K filed with the Securities and Exchange Commission on March 1, 2001.

The Reporting Person disclaims any beneficial interest in or voting rights in the shares of Common Stock of the Issuer held by or issuable upon the exercise of any conversion or other rights held by any other holder of shares or such rights of the Issuer.